Exhibit 14

WMIH CORP.

CODE OF ETHICS

1.Principles Governing Professional and Ethical Conduct

It is the policy of WMIH Corp. (the “Company”) that the Company’s employees and officers, including the Chief Executive Officer, Chief Financial Officer, principal accounting officer and controller (or persons performing similar functions) adhere to, advocate and promote the following principles:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and other public communications made by the Company; and

•	Compliance with governmental laws, rules and regulations applicable to the Company.

2.Reporting and Treatment of Violations

Persons who become aware of suspected violations of this Code should report such suspected violations promptly to the Chair of the Audit Committee of the Board of Directors (the “Audit Committee”), who will forward such report to the Audit Committee. To assist in the response to or investigation of the alleged violation, the report should contain as much specific information as possible to allow for proper assessment of the nature, extent and urgency of the alleged violation.  Without limiting the foregoing, the report should, to the extent possible, contain the following information:

•	The alleged event, matter or issue that is the subject of the alleged violation;

•	The name of each person involved;

•	If the alleged violation involves a specific event or events, the approximate date and location of each event; and

•	Any additional information, documentation or other evidence available relating to the alleged violation.

Employees, officers and directors shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee who reports what he or she believes in good faith to be a violation of this Code or any law, rule or regulation applicable to the Company.

The Audit Committee shall have the power to monitor, investigate, make determinations and recommend action to the Board of Directors with respect to violations of this Code. In

Exhibit 14

determining whether a violation of this Code has occurred, the Audit Committee may take into account:

•	The nature and severity of the violation;

•	Whether the violation was a single occurrence or involved repeated occurrences;

•	Whether the violation appears to have been intentional or inadvertent;

•	Whether the person in question had been advised prior to the violation as to the proper course of action;

•	Whether the person in question had committed other violations in the past; and

•	Such other facts and circumstances as the Audit Committee shall deem advisable in the context of the alleged violation.

3.Consequences of Violations

If a violation is substantiated, the Board of Directors, upon the recommendation of the Audit Committee, may impose such sanctions or take such actions as it deems appropriate, including, but not limited to, the following:

•	Disciplinary action (including censure, re-assignment, demotion, suspension or termination);

•	Pursuit of any and all remedies available to the Company for any damages or harm resulting from a violation, including injunctive relief; and

•	Referral of matters to appropriate legal or regulatory authorities for investigation and prosecution.

4.Waivers and Changes in Code

Any waiver (including an implicit waiver) that constitutes a material departure from a provision of this Code may be made only by the Board of Directors and shall be publicly disclosed on a timely basis, to the extent required by applicable rules and regulations of the SEC. In addition, any amendments to this Code (other than technical, administrative or other non-substantive amendments) shall be publicly disclosed on a timely basis, to the extent required by applicable rules and regulations of the SEC.

Last Updated: March 29, 2016

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